EXHIBIT 99.1


                                                       FEDERAL INSURANCE COMPANY

                                                       Endorsement No: 4

                                                       Bond Number: 81906402

NAME OF ASSURED: KAYNE ANDERSON MLP INVESTMENT COMPANY

REVISE ITEM 2 & 3 ENDORSEMENT

It is agreed that this Bond is amended by deleting ITEMS 2. and 3. in their entirety on the DECLARATIONS and substituting the following:

"ITEM 2. AGGREGATE LIMIT OF LIABILITY: $1,500,000

ITEM 3. SINGLE LOSS LIMITS OF LIABILITY--DEDUCTIBLE AMOUNTS:

The amounts set forth below shall be part of and not in addition to the AGGREGATE LIMIT OF LIABILITY. If "NOT COVERED" is inserted opposite any specified INSURING CLAUSE, such INSURING CLAUSE and any other reference to such INSURING CLAUSE in this Bond shall be deemed to be deleted.

                                  SINGLE LOSS      DEDUCTIBLE
INSURING CLAUSE               LIMIT OF LIABILITY     AMOUNT
---------------               ------------------   ----------
1. Dishonesty                     $1,500,000         $25,000
   A. Employee                    $1,500,000         $25,000
   B. Trade or Loan               $1,500,000         $25,000
   C. Partner                     $1,500,000         $25,000
2. On Premises                    $1,500,000         $25,000
3. In Transit                     $1,500,000         $25,000
4. Forgery or Alteration          $1,500,000         $25,000
5. Extended Forgery               $1,500,000         $25,000
6. Counterfeit Money              $1,500,000         $25,000
7. Computer System                $1,500,000         $25,000
8. Facsimile Signature            $1,500,000         $25,000

This Endorsement applies to loss discovered after 12:01 a.m. on May 31, 2006.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: July 28, 2006


By /s/ Robert Hamburger
   ----------------------------------
   Authorized Representative


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